EXHIBIT 23(b)

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Keyport Life Insurance Company for the registration of its deferred group and individual annuity contracts and participating interest therein and to the incorporation by reference of our report dated February 7, 2002 (except for the second paragraph of "Principles of Consolidation" in Note 2, as to which the date is December 31, 2002) with respect to the financial statements and schedules of Keyport Life Insurance Company included in its annual report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

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ERNST & YOUNG LLP

Boston, Massachusetts

April 14, 2003

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-13609 of Keyport Life Insurance Company (the "Company") on Form S-3 of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, described in Note 1), appearing in the Annual Report on Form 10-K of Keyport Life Insurance Company for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, MA

April 16, 2003